Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

DaVita Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports on the consolidated financial statements and the related financial statement schedule refer to the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) effective January 1, 2006.

/s/    KPMG LLP

Seattle, Washington

May 14, 2007